As filed with the Securities and Exchange Commission on April 4, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SYSCO CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                             74-1648137

     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
      incorporation or organization)

                              1390 Enclave Parkway
                            Houston, Texas 77077-2099
                                 (281) 584-1390
        (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL C. NICHOLS
                Vice President, General Counsel and Assistant Secretary
                              1390 Enclave Parkway
                            Houston, Texas 77077-2099
                                 (281) 584-1390
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                           B. Joseph Alley, Jr., Esq.
                          Arnall Golden & Gregory, LLP
                            2800 One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3450
                                 (404) 873-8500

     Approximate Date of Commencement of Proposed Sale To The Public: From time to time after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee
--------------------------------------------------------------------------------
                                    Proposed Maximum  Proposed Maximum     Amount of
Title of Securities   Amount to be  Offering Price    Aggregate Offering   Registration
to be Registered      Registered    Per Share(1)      Price(1)             Fee(1)
--------------------------------------------------------------------------------
Common Stock,
$1 par value           1,994,778    $33.78125         $67,386,094.31       $17,789.93
per share              Shares
--------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(c) and based on the average of the high and low prices of SYSCO's common stock on March 29, 2000, as reported on the New York Stock Exchange.

     The Registrant hereby amends this registration on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said
Section 8(a), may determine.

     The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 4, 2000

                                   PROSPECTUS

                                1,994,778 SHARES

                                SYSCO CORPORATION

                                  COMMON STOCK


     This prospectus relates to an aggregate offering of 1,994,778 shares of SYSCO common stock by the selling shareholders identified on pages 6-8 of this prospectus.

     The selling shareholders will sell their shares as described in the section of this prospectus entitled "Plan of Distribution." SYSCO will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

SYSCO's common stock is traded on the New York Stock Exchange under the symbol "SYY." The last reported sale price of the common stock on April 4, 2000 was $38.375 per share.

     This investment involves risks. See "RISK FACTORS" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is April ____, 2000

                                TABLE OF CONTENTS


SYSCO Corporation..............................................................2
Recent Developments............................................................3
Risk Factors...................................................................4
Use of Proceeds................................................................6
Selling Shareholders...........................................................6
Plan of Distribution...........................................................9
Legal Matters.................................................................10
Experts.......................................................................10
Where You Can Find More Information...........................................10


     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of the common stock. In this prospectus, "SYSCO," "we," "us," and "our" refer to SYSCO Corporation and its subsidiaries.


                                SYSCO CORPORATION

     SYSCO Corporation, together with its subsidiaries and divisions, is the largest U.S. distributor of food and related products to the foodservice or "away-from-home-eating" industry. SYSCO provides its products and services to approximately 325,000 customers, including:

     o    restaurants;

     o    healthcare and educational facilities;

     o    lodging establishments; and

     o other foodservice customers throughout the entire continental United States, as well as portions of Alaska and Canada.

     Since SYSCO's formation in 1969, annual sales have grown from approximately $115 million to over $17 billion in fiscal 1999. SYSCO's innovations in food technology, packaging and transportation provide customers with quality products delivered on time, in excellent condition and at reasonable prices.

     Products distributed by SYSCO include:

     o a full line of frozen foods, such as meats, fully prepared entrees, fruits, vegetables and desserts;

     o    a full line of canned and dry goods;

     o    fresh meats;

     o    imported specialties; and

     o    fresh produce.

     SYSCO also supplies a wide variety of nonfood items, including:

     o    paper products, such as disposable napkins, plates and cups;

     o    tableware, such as china and silverware;

     o    restaurant and kitchen equipment and supplies;

     o    medical and surgical supplies; and

     o    cleaning supplies.

     SYSCO distributes both nationally-branded merchandise and products packaged under its own private brands.

     SYSCO estimates that it purchases from thousands of independent sources, none of which accounts for more than 5% of SYSCO's purchases. These sources consist generally of large companies selling brand name and private label merchandise and independent private label processors and packers. Generally, purchasing is carried out on a decentralized basis through centrally developed purchasing programs and direct purchasing programs established by SYSCO's various operating subsidiaries and divisions. SYSCO continually develops relations with suppliers but has no material long-term purchase commitments with any suppliers.

     Our principal executive offices are located at 1390 Enclave Parkway, Houston, Texas 77077-2099, and our telephone number is (281) 584-1390.

                               RECENT DEVELOPMENTS

     On March 17, 2000, SYSCO acquired by merger FreshPoint Holdings, Inc. located in Dallas, Texas., a foodservice and wholesale produce distribution company. FreshPoint's 1999 sales were approximately $750 million.

     On January 26, 2000, SYSCO acquired by merger Watson Institutional Foods, Inc., located in Lubbock, Texas. Watson distributes a variety of food and related products and equipment to a broad range of foodservice customers.

     On November 19, 1999, SYSCO acquired substantially all of the assets of MJC, Inc. d/b/a Malcolm Meats, located in Northwood, Ohio. Malcolm Meats distributes custom cut fresh steaks and other meats, seafood and poultry products.

     On August 27, 1999, SYSCO acquired by merger Doughtie's Foods, Inc., located in Portsmouth, Virginia. Doughtie's distributes a wide variety of meat and seafood products and other food items, including fruits and vegetables.

     On August 20, 1999, SYSCO acquired  substantially  all of the assets of the
Buckhead Beef Company, Inc. located in Atlanta, Georgia. Buckhead Beef processes, packages and distributes meat and poultry products to restaurants and other commercial enterprises in the southeastern United States.

     On July 30, 1999, SYSCO acquired by merger Newport Meat Co., Inc. located in Irvine, California. Newport distributes fresh aged beef and other meats, seafood and poultry products.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating an investment in the common stock offered hereby.

SYSCO Is In A Low Margin Business and Its Profitability May Be Negatively Impacted During Periods of Food Price Deflation

     The foodservice distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. SYSCO makes a significant portion of its sales at prices that are based on the cost of products it sells plus a percentage markup. As a result, SYSCO's profit levels may be negatively impacted during periods of food price deflation, even though SYSCO's gross profit percentage may remain relatively constant. The foodservice industry is sensitive to national and economic conditions. SYSCO's operating results also are sensitive to, and may be adversely affected by, other factors, including difficulties with the collectability of accounts receivables, inventory control, competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. Although such factors have not had a material adverse impact on SYSCO's past operations, there can be no assurance that one or more of these factors will not adversely affect future operating results.

SYSCO's Significant Indebtedness Could Increase Its Vulnerability to Competitive Pressures, Negatively Affect Its Ability to Expand and Decrease the Market Value of Its Common Stock

     Because historically a substantial part of SYSCO's growth has been the result of acquisitions and capital expansion, SYSCO's continued growth depends, in large part, on its ability to continue this expansion. As a result, its inability to finance acquisitions and capital expenditures through borrowed funds could restrict its ability to expand. Moreover, any default under the documents governing the indebtedness of SYSCO could have a significant adverse effect on the market value of SYSCO's common stock. Further, SYSCO's leveraged position may also increase its vulnerability to competitive pressures.

     As of January 1, 2000, SYSCO had approximately $1.13 billion of long-term indebtedness outstanding.

Because SYSCO Sells Food Products, It Faces the Risk of Exposure to Product Liability Claims

     SYSCO, like any other seller of food, faces the risk of exposure to product liability claims in the event that the use of products sold by it causes injury or illness. With respect to product liability claims, SYSCO believes it has sufficient primary or excess umbrella liability insurance. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. SYSCO generally seeks contractual indemnification and insurance coverage from parties supplying its products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If SYSCO does not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially reduce SYSCO's net income and earnings per share.

Because SYSCO Has Few Long-Term Contracts with Suppliers and Does Not Control the Actual Production of its Products, SYSCO May Be Unable to Obtain Adequate Supplies of Its Products

     SYSCO obtains all of its foodservice products from other suppliers. For the most part, SYSCO does not have long-term contracts with any supplier committing it to provide products to SYSCO. Although SYSCO's purchasing volume can provide leverage when dealing with suppliers, suppliers may not provide the foodservice products and supplies needed by SYSCO in the quantities requested. Because SYSCO does not control the actual production of its products, it is also subject to delays caused by interruption in production based on conditions outside its control. These conditions include:

     o    job actions or strikes by employees of suppliers;

     o    weather;

     o    crop conditions;

     o    transportation interruptions; and

     o    natural disasters or other catastrophic events.

     SYSCO's inability to obtain adequate supplies of its foodservice products as a result of any of the foregoing factors or otherwise, could mean that SYSCO could not fulfill its obligations to customers, and customers may turn to other suppliers.

If SYSCO Cannot Renegotiate Its Union Contracts, Its Profitability May Decrease Because of Work Stoppages

     As of March 31, 2000, approximately 8,000 SYSCO employees were members in excess of 40 different local unions associated with the International Brotherhood of Teamsters and other labor organizations, at 34 operating companies. In fiscal 2000 agreements covering a substantial number of these employees will expire. Failure to effectively renegotiate these contracts could result in work stoppages. Although SYSCO has not experienced any significant labor disputes or work stoppages to date, and believes it has satisfactory relationships with its unions, a work stoppage due to failure to renegotiate a union contact, or otherwise, could have a material adverse effect on SYSCO.

If  SYSCO  Cannot   Integrate   Acquired   Companies  with  Its  Business,   Its
Profitability May Decrease

     If SYSCO is unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, its profitability may decrease. Integration of an acquired business may be more difficult when SYSCO acquires a business in a market in which it has limited or no expertise, or with a corporate culture different from SYSCO's. If SYSCO is unable to integrate acquired businesses successfully, it may incur substantial costs and delays in increasing its customer base. In addition, the failure to integrate acquisitions successfully may divert management's attention from SYSCO's existing business and may damage SYSCO's relationships with its key customers and suppliers. This risk is significant to SYSCO because historically it has acquired more business than many of its competitors.

Provisions in SYSCO's Charter and Stockholder Rights Plan May Inhibit a Takeover of SYSCO

     Under its Restated Certificate of Incorporation, SYSCO's Board of Directors is authorized to issue up to 1.5 million shares of preferred stock without stockholder approval. No shares of preferred stock are currently outstanding. Issuance of these shares would make it more difficult for anyone to acquire SYSCO without approval of the Board of Directors because more shares would have to be acquired to gain control. If anyone attempts to acquire SYSCO without approval of the Board of Directors of SYSCO, the stockholders of SYSCO have the right to purchase preferred stock of SYSCO, which also means more shares would have to be acquired to gain control. Both of these devices may deter hostile takeover attempts that might result in an acquisition of SYSCO that would have been financially beneficial to SYSCO's stockholders.

                           Forward Looking Statements

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully for the following reasons:

     o    the statements discuss our future expectations;

     o the statements contain projections of our future results of operations or of our financial condition; and

     o    the statements state other "forward-looking" information.

     We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are not accurately able to predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of any of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.


                                 USE OF PROCEEDS

     This prospectus relates to the offer and sale of our common shares by the selling shareholders. We will not receive any proceeds from the sale of the common shares, but we will pay all expenses related to the registration of the common shares other than underwriting discounts and commissions and fees of counsel to the selling shareholders in excess of $25,000.


                              SELLING SHAREHOLDERS

     The SYSCO common stock to which this prospectus relates is being offered by former shareholders of FreshPoint Holding, Inc. and/or their permitted transferees. On March 17, 2000, SYSCO issued 2,769,709 shares of common stock to the former shareholders of FreshPoint in connection with the merger between a wholly-owned subsidiary of SYSCO and FreshPoint. In connection with the merger, we entered into a registration rights agreement with the former shareholders of FreshPoint, under which we agreed to register for sale certain of the shares of common stock issued by SYSCO to the former FreshPoint shareholders.

     The following table states the name of each of the selling shareholders, the number of shares of common stock of SYSCO beneficially owned by each selling shareholder as of March 17, 2000, the number of shares which may be sold for the account of each selling shareholder, the number of shares of common stock that will be beneficially owned by each selling shareholder after the completion of the offering assuming the sale of all shares offered, the percentage of SYSCO common stock owned by each selling shareholder as of March 17, 2000, and the percentage of SYSCO common stock owned by each selling shareholder after the completion of the offering, assuming the sale of all shares offered.



                                                  Beneficial
                                                   Ownership                    Beneficial
                                                  Prior to the    Number of     Ownership
Name of                                           Offering (1)    Shares     After the Offering (1) (2)
Selling Shareholder                             Shares Percentage Offered    Shares  Percentage
----------------------                         ------- ---------  -------    -----   ---------

Ross D. Ain ..................................     1,796   *     1,796         0      *
Morgan Stanley & Co. FBO Barry Schwimmer .....     2,245   *     2,245         0      *
Ron Altbach ..................................     3,819   *     3,819         0      *
Arista Partners, L.P. ........................     2,245   *     2,245         0      *
Bruce Boisture - Dean Witter IRA .............     1,347   *     1,347         0      *
Christopher Crawford .........................       449   *       449         0      *
Lynne Crawford ...............................       898   *       898         0      *
Robert Dussler, Jr.(3)(5) ....................   798,284   *   270,507   527,777      *
Ariel Emanuel ................................       898   *       898         0      *
Growise Investment Ltd. ......................     1,347   *     1,347         0      *
Christopher Jennings .........................     1,347   *     1,347         0      *
Joseph Children's Trust ......................    13,471   *    13,471         0      *
Wendy Evans Joseph ...........................     4,490   *     4,490         0      *
Donald R. Kendall ............................    20,656   *    20,656         0      *
James M. Kendrigan ...........................     1,796   *     1,796         0      *
Michael J.P. Klein ...........................       898   *       898         0      *
Mark Levin ...................................     4,490   *     4,490         0      *
William D. Levinson ..........................     1,347   *     1,347         0      *
Joel Mandel ..................................     1,347   *     1,347         0      *
Lauren Marrus ................................       898   *       898         0      *

                                       6

William McCoy ................................     1,796   *     1,796         0      *
D. Calhoun McNair ............................     4,041   *     4,041         0      *
William R. Michaels ..........................     2,245   *     2,245         0      *
John D. Miller ...............................     1,347   *     1,347         0      *
Jonathan Morris ..............................       898   *       898         0      *
David Pecker .................................     1,347   *     1,347         0      *
Mats Pehrsson ................................     1,347   *     1,347         0      *
Murray Pitt ..................................       898   *       898         0      *
K&M Powell Family 1985 Revocable Trust .......     2,245   *     2,245         0      *
Estate of Jerry Rosenfield ...................       898   *       898         0      *
Richard Sachs ................................     1,347   *     1,347         0      *
Michael Schwartz .............................     6,736   *     6,736         0      *
Martin J. Smircich ...........................     1,347   *     1,347         0      *
Egide Thein ..................................     1,347   *     1,347         0      *
Tinsey Frederick C., III .....................       449   *       449         0      *
Frederick R. Ulrich ..........................    52,922   *    52,922         0      *
Farrell R. Ulrich Trust ......................     1,796   *     1,796         0      *
Frederick R. Ulrich III Trust ................     1,796   *     1,796         0      *
Lauren T. Ulrich Trust .......................     1,796   *     1,796         0      *
Shirin Shaisy-Rejali .........................     1,004   *     1,004         0      *
Hans Wadsack .................................     1,796   *     1,796         0      *
John Alpers ..................................     1,796   *     1,796         0      *
Larry Brown ..................................     1,796   *     1,796         0      *
Curtice Cornell ..............................    44,961   *    20,233    24,728      *
The Blake A. Cornell Trust ...................     1,617   *     1,617         0      *
Richard J. Dachman ...........................    13,471   *    13,471         0      *
Ed Dossen ....................................     1,796   *     1,796         0      *
Prudential Securities Inc. FBO John J. Geisler    13,472   *    13,472         0      *
Randolph S. Gill .............................     1,796   *     1,796         0      *
Harmon Nickey Gregory ........................     4,490   *     4,490         0      *
George Gummow ................................    21,329   *    21,329         0      *
Todd Gummow ..................................    21,329   *    21,329         0      *
Troy Gummow ..................................    21,329   *    21,329         0      *
Warran Guy Gummow ............................    21,329   *    21,329         0      *
Steve Haugen .................................     6,736   *     6,736         0      *
Bernadette M. Kruk ...........................     6,736   *     6,736         0      *
Lucian M. LaBarba ............................    12,124   *    12,124         0      *
Timothy P. Lyddane ...........................    13,471   *    13,471         0      *
Mark McClendon ...............................     1,796   *     1,796         0      *
Jay Moore ....................................    56,424   *    56,424         0      *
Lawrence Movsovitz ...........................    22,452   *    22,452         0      *
Brian O'Donnel ...............................     2,245   *     2,245         0      *
Max Nisson ...................................     8,981   *     8,083       898      *
Mitt Parker(5) ...............................   735,972   *    55,391   680,581      *
Phil Penny ...................................     1,796   *     1,796         0      *
Michael Petro ................................     1,796   *     1,796         0      *
Richard Pidwerbeski ..........................     4,490   *     4,490         0      *
Vicki Rodgers ................................     1,796   *     1,796         0      *
Robert Kent Shoemaker, Jr ....................    17,962   *    17,962         0      *
William Smith ................................     1,796   *     1,796         0      *
Alan H. Spritz ...............................     4,490   *     4,490         0      *
Raleigh R. Stennett ..........................     4,490   *     4,490         0      *
Brian M. Sturgeon(5) .........................   588,388   *    25,000   563,388      *
Gerald L. Sung ...............................    15,717   *    15,717         0      *
Randolph M. Sung .............................    15,717   *    15,717         0      *
James Tarantino ..............................     6,736   *     6,736         0      *
Paul G. Tarantino ............................    15,717   *    15,717         0      *
Walter Vazquez, Jr ...........................     1,796   *     1,796         0      *
Walter Vazquez, Sr ...........................     8,981   *     8,981         0      *
Michael Williams .............................     2,245   *     2,245         0      *

                                       7

David Derryck ................................       375   *       375         0      *
Kathaleen M. Duffin ..........................     8,613   *     8,613         0      *
John J. Geisler(4)(5) ........................   667,411   *   139,634   527,777      *
James W. Giangrasso ..........................     5,009   *     5,009         0      *
Mark J. Schwartz .............................    48,661   *    48,661         0      *
Isaac M. Silvera .............................    25,239   *    25,239         0      *
Richaed L. Veron .............................    21,161   *    21,161         0      *
Amarish V. Mehta .............................     3,514   *     3,514         0      *
Palmetto Partners, Ltd. ......................   268,711   *   268,711         0      *
Mousseteek Venture ...........................   167,945   *   167,945         0      *
Drakefield Corporation .......................    54,007   *    54,007         0      *
CIR International S.A ........................    57,029   *    57,029         0      *
Sidney Kimmel ................................   142,774   *   142,774         0      *
Einar Nagell-Erichsen ........................    28,579   *    28,579         0      *
Albert Fisher Group BV .......................   336,325   *   336,325         0      *
The Joseph Friends and Family Trust ..........    80,222   *    80,222         0      *
The Peter T. Joseph Foundation ...............     9,430   *     9,430         0      *
The Estate of Peter T. Joseph ................    72,500   *    72,500         0      *

-------------------
     *    Less than 1% of outstanding shares
     (1) The percentage is calculated based on the number of shares of SYSCO common stock beneficially owned. As of March 31, 2000, 332,857,968 shares of SYSCO common stock were outstanding.
     (2) Assumes all offered SYSCO common stock will be sold and that no additional shares of SYSCO common stock will be issued by SYSCO or acquired by any selling shareholder prior to the completion of the offering.
      (3) Includes 268,711 shares held by Palmetto Partners Ltd. Mr. Dussler is the President and Chief Operating Officer of Palmetto Capital Corp., which is general partner of Palmetto Partners Ltd.
      (4) Includes 13,472 shares held for the benefit of Mr. Geisler by Prudential Securities Inc. as to which Mr. Geisler has sole investment and voting power, and 80,222 shares held by The Joseph Friends and Family Trust of which Mr. Geisler is a trustee.
      (5) Includes 527,777 shares held as Stockholders' Representative pursuant to an Indemnity Escrow Agreement as to which Messrs. Mitt Parker, Brian Sturgeon, John Geisler and Robert M. Dussler collectively have dispositive and voting power.

                              PLAN OF DISTRIBUTION

     The selling shareholders may offer and sell shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

     o on the New York Stock Exchange or any other securities exchange that lists the common stock for trading;

     o    in the over-the-counter market;

     o    in   transactions   other   than   on   such   exchanges   or  in  the
          over-the-counter market;

     o    in negotiated transactions;

     o in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

     o by pledge to secure debts and other obligations or on foreclosure of a pledge;

     o through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; and

     o    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions. We have been advised by the selling shareholders that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus.

     The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. We will pay all registration fees and expenses for the common stock offered by this prospectus.

     The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act from sales of common stock. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

     Instead of selling common stock under this prospectus, selling shareholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

     Upon SYSCO being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling shareholder and of the participating broker-dealer;

     o    the number of shares involved;

     o    the price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;

     o    that such  broker-dealer  did not conduct any  investigation to verify
          the   information  set  out  or  incorporated  by  reference  in  this prospectus; and

     o    other facts material to the transaction.

     In addition, upon SYSCO being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     The term "selling shareholders" also includes persons who obtain common stock from selling shareholders as a gift, for no consideration upon dissolution of a corporation, partnership or limited liability company, on foreclosure of a pledge or in another private transaction.


                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for SYSCO by Arnall Golden & Gregory, LLP, Atlanta, Georgia. Jonathan Golden, a partner of Arnall Golden & Gregory, LLP, is a director of SYSCO. As of March 31, 2000, attorneys with Arnall, Golden & Gregory, LLP beneficially owned an aggregate of approximately 66,000 shares of SYSCO's common stock.


                                     EXPERTS

     The consolidated balance sheets of SYSCO as of July 3, 1999 and June 27, 1998, and the related statements of consolidated results of operations, shareholders' equity and cash flows and financial statement schedule for each of the three years in the period ended July 3, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

     With respect to the unaudited interim financial information of SYSCO for the quarters ended October 2, 1999 and January 1, 2000 incorporated herein by reference, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim information because those reports are not a "report" or a "part" of the prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.


                       WHERE YOU CAN FIND MORE INFORMATION

     SYSCO files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. SYSCO's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows SYSCO to "incorporate by reference" information we file with the SEC, which means that SYSCO can disclose important information to you by referring you to those documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information contained in this prospectus.

     The following documents filed by SYSCO (File No. 1-06544) with the SEC are incorporated by reference in and made a part of this prospectus:

     o SYSCO's Annual Report on Form 10-K for the fiscal year ended July 3, 1999;

     o SYSCO's Quarterly Reports on Form 10-Q for the quarters ended October 2, 1999 and January 1, 2000;

     o SYSCO'S Current Reports on Form 8-K filed August 30, 1999, October 21, 1999 and January 21, 2000; and

     o The description of SYSCO's common stock contained in SYSCO's registration statement filed under Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description, including the description of capital stock contained in SYSCO's Form S-4 registration statement filed with the Securities and Exchange Commission on February 10, 2000 (File No. 333-30050).

     We are also incorporating by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. These documents will be deemed to be incorporated by reference in this prospectus and to be a part of it from the date they are filed with the SEC.

     You may obtain a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus or in a document incorporated by reference herein, at no cost, by writing or telephoning:

                         SYSCO Corporation
                         Toni Spigelmyer
                         Assistant Vice President Investor Relations
                         1390 Enclave Parkway
                         Houston, Texas 77077-2099
                         Telephone: (281) 584-1390

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  Other Expenses of Issuance and Distribution

     All expenses, other than fees and expenses of legal or other advisors to the selling shareholders in excess of $25,000, in connection with the offering described in this Registration Statement will be paid by SYSCO. Such expenses are as follows:*


     SEC registration fee.................................            $17,789.93
     Printing expenses....................................                   500
     Accounting fees and expenses.........................                 5,000
     Legal fees and expenses..............................                45,000
     Miscellaneous........................................                   500
                                                                     -----------
            Total.........................................            $68,789.93

-------------
*The amounts set forth, except for the filing fees for the SEC, are estimated.


ITEM 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law and the Restated Certificate of Incorporation and the By-laws of SYSCO contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

     SYSCO has entered into indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified and insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.


ITEM 16.  Exhibits


Exhibit No.                       Description

4(a) Senior Debt Indenture, dated as of June 15, 1995, between SYSCO Corporation and First Union National Bank, as Trustee. (Incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 333-52897)).

4(b)      Form of  Subordinated  Debt  Indenture  (Incorporated  by reference to
          Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-60023)).

4(c) First Supplemental Indenture, dated as of June 27, 1995, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(e) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4(d) Second Supplemental Indenture, dated as of May 1, 1996, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(f) to the Registrant's Annual report on Form 10-K for the fiscal year ended June 29, 1996).

4(e) Third Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(f) Fourth Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(g) Fifth Supplemental Indenture, dated as of July 27, 1998, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998).

4(h) Sixth Amendment and Restatement of Competitive Advance and Revolving Credit Facility Agreement dated May 31, 1996 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1996).

4(i) Agreement and Seventh Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 27, 1997 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(j) Agreement and Eighth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 22, 1998 (Incorporated by reference to Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999).

4(k) Agreement and Ninth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of December 1, 1999 (Incorporated by reference to Exhibit 4(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter year ended January 1, 2000).

5*        Opinion of Arnall Golden & Gregory, LLP regarding legality

15.1*     Letter regarding unaudited interim financial information

23.1* Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto)

23.2*     Consent of Arthur Andersen LLP

24.1*     Power of Attorney (included as part of the signature page hereto)

---------------------
* Filed herewith.

ITEM 17.  Undertakings

     (a)  The undersigned Registrant hereby undertakes as follows:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and the State of Texas, on the 30th day of March, 2000.


                               SYSCO CORPORATION


                               By:         /s/ Charles H. Cotros
                                           Charles H. Cotros
                                           President and Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Charles H. Cotros, Bill M. Lindig and John K. Stubblefield, Jr., or any one of them, as such person's true and lawful attorney-in-fact and agent with full power of substitution for such person and in such person's name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                           TITLE                         DATE

/s/ Charles H. Cotros             President, Chief Executive      March 30, 2000
----------------------            Officer and Director
Charles H. Cotros                 (principal executive officer)

/s/ John K. Stubblefield, Jr.     Executive Vice President        March 30, 2000
----------------------------      Finance and Administration
John K. Stubblefield, Jr.         (principal financial and
                                   accounting officer)

/s/ Bill M. Lindig                Chairman of the                 March 30, 2000
------------------                Board of Directors
Bill M. Lindig

/s/ John W. Anderson              Director                        March 30, 2000
--------------------
John W. Anderson

/s/ Gordon M. Bethune             Director                        March 30, 2000
---------------------
Gordon M. Bethune

/s/ Colin G. Campbell             Director                        March 30, 2000
---------------------
Colin G. Campbell

/s/ Judith B. Craven              Director                        March 30, 2000
--------------------
Judith B. Craven

/s/ Frank A. Godchaux, III        Director                        March 30, 2000
--------------------------
Frank A. Godchaux, III

/s/ Jonathan Golden               Director                        March 30, 2000
-------------------
Jonathan Golden

/s/ Richard G. Merrill            Director                        March 30, 2000
----------------------
Richard G. Merrill

/s/ Frank H. Richardson           Director                        March 30, 2000
-----------------------
Frank H. Richardson

/s/ Richard J. Schnieders         Director                        March 30, 2000
-------------------------
Richard J. Schnieders

/s/ Phyllis S. Sewell             Director                        March 30, 2000
---------------------
Phyllis S. Sewell

/s/ Arthur J. Swenka              Director                        March 30, 2000
--------------------
Arthur J. Swenka

/s/ Thomas B. Walker, Jr.         Director                        March 30, 2000
-------------------------
Thomas B. Walker, Jr.

/s/ John F. Woodhouse             Director                        March 30, 2000
---------------------
John F. Woodhouse

                                  EXHIBIT INDEX


Exhibit                 Description

4(a) Senior Debt Indenture, dated as of June 15, 1995, between SYSCO Corporation and First Union National Bank, as Trustee. (Incorporated by reference to Exhibit 4(a) to the Registrant's Registration Statement on Form S-3 (No. 333-52897)).

4(b)      Form of  Subordinated  Debt  Indenture  (Incorporated  by reference to
          Exhibit 4(b) to the Registrant's Registration Statement on Form S-3 (No. 33-60023)).

4(c) First Supplemental Indenture, dated as of June 27, 1995, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(e) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 29, 1996).

4(d) Second Supplemental Indenture, dated as of May 1, 1996, between SYSCO Corporation and First Union National Bank, Trustee, as amended (Incorporated by reference to Exhibit 4(f) to the Registrant's Annual report on Form 10-K for the fiscal year ended June 29, 1996).

4(e) Third Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(f) Fourth Supplemental Indenture, dated as of April 25, 1997, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(g) Fifth Supplemental Indenture, dated as of July 27, 1998, between SYSCO Corporation and First Union National Bank, Trustee (Incorporated by reference to Exhibit 4(h) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1998).

4(h) Sixth Amendment and Restatement of Competitive Advance and Revolving Credit Facility Agreement dated May 31, 1996 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 27, 1996).

4(i) Agreement and Seventh Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 27, 1997 (Incorporated by reference to Exhibit 4(a) to the Registrant's Annual Report on Form 10-K for the fiscal year ended June 28, 1997).

4(j) Agreement and Eighth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of June 22, 1998 (Incorporated by reference to Exhibit 4(c) to the Registrant's Annual Report on Form 10-K for the fiscal year ended July 3, 1999).

4(k) Agreement and Ninth Amendment to Competitive Advance and Revolving Credit Facility Agreement dated as of December 1, 1999 (Incorporated by reference to Exhibit 4(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter year ended January 1, 2000).

5*        Opinion of Arnall Golden & Gregory, LLP regarding legality

15.1*     Letter regarding unaudited interim financial information

23.1* Consent of Arnall Golden & Gregory, LLP (included as part of Exhibit 5 hereto)

23.2*     Consent of Arthur Andersen LLP

24.1*     Power of Attorney (included as part of the signature page hereto)


------------------
*Filed herewith.